Exhibit 99.1

News Release Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2011 FOURTH QUARTER AND YEAR END RESULTS

Houston, TX, -- February 29, 2012 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced that for the fourth quarter ended December 31, 2011 it earned net income of $9.2 million, or $0.61 per fully diluted share.  Sequentially, earnings per share improved 10.9% from $0.55 per fully diluted share, or $8.3 million in net income for the third quarter ended September 30, 2011.  Compared to fourth quarter 2010 earnings of $5.9 million or $0.39 per fully diluted share, fourth quarter 2011 earnings per share improved 56.4%.

For the year ended December 31, 2011, DXP reported net income of $31.4 million, with diluted EPS of $2.08 compared to year end December 31, 2010 net income of $19.4 million, with EPS of $1.32 for an improvement of $12 million in net income or 57.6% per fully diluted share.

Sales for the fourth quarter of 2011 increased $48.7 million, or 28.7% to approximately $218.4 million from $169.7 million for the same period in 2010.

For the year ended December 31, 2011, DXP reported a sales increase of $150.8 million, or 23.0% to approximately $807.0 million from $656.2 million for 2010.

David R. Little, Chairman and Chief Executive Officer remarked, “We are pleased to report a strong fourth quarter and a rewarding 2011.  Our expert workforce ("DXPeople") continue to do an amazing job.  All three segments grew revenues and profits with Innovative Pumping Solutions leading the way with 33% and 64% revenue and profit growth, respectively.  DXP Service Centers was second with an excellent 24% and 28% revenue and profit growth, respectively.  DXP Supply Chain Services finished with 14% and 19% revenue and profit growth, respectively. We are excited about our two acquisitions, Kenneth Crosby and C.W. Rod, which will now make a fifth product division called Metal Workings Products. Note that the other four product divisions; Rotating Equipment, Bearings & Power Transmissions, Safety Services and Industrial Supply all had excellent revenue growth in 2011.  We grew EBITDA margins from 7.1% in 2010 to 8.1% and we still feel good about our 10% EBITDA margin goal by 2013.  Our after tax return on invested capital is one of the highest returns in our Industry at 30 plus percent.  DXPeople increased from approximately 1,800 to 2,100.  Our DXP Service Center Segment added six new SuperCenters for a total of 28. We built a new Atlantic ballistic distribution center to improve customer service in the South Atlantic area.

Our total number of DXP Service Centers increased from 112 to 123.  I added two new members to our senior executive team for growth.  Our balance sheet is strong as we continue to manage working capital and our debt structure.  Our bank increased our line of credit from $150 million to $200 million.  DXPeople certainly had many accomplishments in 2011 and I feel that this will position us to have an even stronger 2012."

Mac McConnell, Senior Vice President and CFO, added, “We are excited about our fourth quarter and annual financial results which reflect our continued focus on customers and growth in the market.  The revenue growth, combined with our operating discipline, helped us improve margins quarter-over-quarter and year-over-year, while growing EBITDA.  I was also very pleased that DXP was able to generate over $21.7 million in free cash flow which was primarily used to complete two significant acquisitions.  As of December 31, 2011, $78.2 million was available to be borrowed under our credit facility.  Our balance sheet is strong and our pipeline of future acquisitions is full."

We will host a conference call regarding 2011 fourth quarter and year end results to be web cast live on the Company’s website (www.dxpe.com) today at 5:00 P.M. Eastern time.  Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  The online archived replay will be available immediately after the conference call at www.dxpe.com and at www.viavid.net.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States and Sonora, Mexico in virtually every industry since 1908.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
	Years ending December 31,		Three Months Ending December 31,
	2011	2010	2011	2010
Sales	$ 807,005	$ 656,202	$ 218,388	$ 169,669
Cost of sales	575,169	467,807	155,715	120,021
Gross profit	231,836	188,395	62,673	49,648
Selling, general and administrative expense	176,351	151,304	46,797	38,591
Operating income	55,485	37,091	15,876	11,057
Other income	28	249	(12)	6
Interest expense	(3,518)	(5,208)	(713)	(1,185)
Income before provision for income taxes	51,995	32,132	15,151	9,878
Provision for income taxes	20,558	12,751	5,941	4,018
Net income	31,437	19,381	9,210	5,860
Preferred stock dividend	(90)	(90)	22	22
	31,347	19,291	9,188	5,838

Per share and share amounts
Basic earnings per common share	$ 2.19	$ 1.40	$ 0.64	$ 0.41
Common shares outstanding	14,301	13,821	14,281	14,149
Diluted earnings per share	$ 2.08	$ 1.32	$ 0.61	$ 0.39
Common and common equivalent shares outstanding	15,141	14,821	15,121	14,989

SALES BY SEGMENT (in thousands)
	Years Ended December 31,		Three Months Ended December 31,
	2011	2010	2011	2010

Service Centers	$ 560,233	$ 452,719	$ 147,362	$ 114,595
Innovative Pumping Solutions	102,305	77,024	32,464	23,428
Supply Chain Services	144,467	126,459	38,562	31,646
Total Sales	$ 807,005	$ 656,202	$ 218,388	$ 169,669

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands)

	Years Ended December 31,		Three Months Ended December 31,
	2011	2010	2011	2010

Income before income taxes	$ 51,995	$ 32,132	$ 15,151	$ 9,878
Plus interest expense	3,518	5,208	713	1,185
Plus depreciation and amortization	10,082	9,568	2,562	2,447
EBITDA	$ 65,595	$ 46,908	$ 18,426	$ 13,510

**EBITDA – earnings before interest, taxes, depreciation and amortization